Exhibit 10.1

AMENDED RATE CAP TRANSACTION AGREEMENT

This Amended  Rate Cap Transaction Agreement supersedes the previous Rate Cap Transaction Agreement dated November 12, 2004 (“ the Trade Date”).

This Agreement is made as of November 15, 2004, by and among LASALLE BANK NATIONAL ASSOCIATION (the “Floating Rate Payer”) and STANDARD PARKING CORPORATION (the “Fixed Rate Payer”).

WHEREAS, the Fixed Rate Payer desires to enter into an arrangement for the purpose of limiting its interest expense on certain existing floating rate liabilities; and

WHEREAS, the Floating Rate Payer desires to enter into such an arrangement with the Fixed Rate Payer;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Payment of Fixed Amount.  The Fixed Rate Payer agrees to pay to the Floating Rate Payer a Fixed Amount USD 321,000.00 on or before November 16, 2004 (the “Fixed Rate Payer Payment Date”), in consideration of the Floating Rate Payer agreeing to make a payment to the Fixed Rate Payer for each Calculation Period (as defined below) during which the Floating Rate (as defined below) exceeds the Cap Rate (as defined below).

2.                                       Payment of Floating Amounts.  The Floating Rate Payer agrees to make a payment of the Floating Amount (as defined below) on each Floating Rate Payer Payment Date (as defined below) in immediately available funds at such location as the Fixed Rate Payer shall direct.  For each Floating Rate Payer Payment Date, the Floating Rate Payer shall deliver to the Fixed Rate Payer a notice containing a computation of the Floating Amount payable.

3.                                       Definitions.  The applicable definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swap Dealers Association, Inc.) are incorporated by reference into this Agreement.  In the event of any inconsistency between those definitions and provisions and the provisions of this Agreement, the provisions of this Agreement shall govern.

(a)                                  “Business Day” shall mean a day on which banks are open in New York for the transaction of general commercial banking business and on which dealings may be carried on in the London interbank eurodollar market.

(b)                                 “Calculation Agent” shall mean the Floating Rate Payer.

(c)                                  “Calculation Period” shall mean each period from, and including, one Floating Rate Payer Payment Date to, but excluding, the next following Floating Rate Payer Payment Date, except that (i) the initial Calculation Period will commence on, and include, the Effective Date, and (ii) the final Calculation Period will end on, but exclude, the Termination Date.

(d)                                 “Cap Rate” shall mean 2.50%.

(e)                                  “Designated Maturity” shall mean 3 Months.

(f)                                    “USD” and the sign “$” mean lawful currency of the United States of America.

(g)                                 “Effective Date” shall mean January 12, 2005.

(h)                                 “Floating Amount” with respect to any Calculation Period shall mean an amount equal to (i) the amount by which the interest earned on the Notional Amount for the Calculation Period at the Floating Rate would exceed (ii) the amount of interest which would have been earned on the Notional Amount for the Calculation Period at the Cap Rate, all said calculations being based on a Floating Rate Day Count Fraction of Actual/360.  (If the amount calculated in clause (i) shall be less than the amount calculated under clause (ii), the Floating Amount for said Calculation Period shall be zero).

(i)                                     “Floating Rate” means (i) with respect to the initial Calculation Period, the rate determined for the Floating Rate Option two (2) London and New York Banking Days prior to the Effective Date for value on the Effective Date; and (ii) with respect to any subsequent Calculation Period, the rate determined with respect to such period for the Floating Rate Option.

(j)                                     “Floating Rate Option” shall mean USD-LIBOR-BBA.

(k)                                  “Floating Rate Payer Payment Date” shall mean the 12th day of each April, July, October, and January, commencing on April 12, 2005 and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

(l)                                     “Notional Amount” shall mean USD 30,000,000.00.

(m)                               “Reset Date” shall mean each Floating Rate Payer Payment Date to, but not including, the Termination Date.

(n)                                 “Termination Date” shall mean July 12, 2006.

4.                                       Representations and Warranties - The Fixed Rate Payer.  The Fixed Rate Payer hereby represents and warrants to the Floating Rate Payer that:

(a)                                  The Fixed Rate Payer is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization and such jurisdiction is a State of the United States of America.

(b)                                 The Fixed Rate Payer has the corporate power and authority to own its property and assets and to carry on its business as currently conducted.

(c)                                  The Fixed Rate Payer has the corporate power to execute, deliver and perform this Agreement.

(d)                                 The execution, delivery and performance of this Agreement (i) have been duly authorized by all requisite corporate or organizational action on the part of the Fixed Rate Payer and (ii) will not (A) violate (1) any provision of law, (2) the constitutional documents of the Fixed Rate Payer, (3) any applicable order of any court or agency of government or (4) any indenture, agreement or other instrument to which the Fixed Rate Payer is a party or by which the Fixed Rate Payer or any of its property or assets is bound, (B) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which the Fixed Rate Payer is a party or by which the Fixed Rate Payer or any of its property or assets is bound or (C) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Fixed Rate Payer.

(e)                                  This Agreement has been duly executed and delivered by the Fixed Rate Payer and constitutes a legal, valid and binding obligation of the Fixed Rate Payer, enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency or similar laws from time to time in effect).

(f)                                    No action, consent or approval of, or registration or filing with, or any other action by any governmental agency, bureau, commission or court has been required in connection with the execution, delivery and performance by the Fixed Rate Payer of this Agreement, or if so required, such registration or filing has been made, such consent or approval has been given or such other appropriate action has been taken.

5.                                       Representations and Warranties - The Floating Rate Payer.  The Floating Rate Payer hereby represents and warrants to the Fixed Rate Payer that:

(a)                                  The Floating Rate Payer is a bank organized or formed under the laws of the United States of America.

(b)                                 The Floating Rate Payer has the corporate or organizational power and authority to own its property and assets and to carry on its business as currently conducted.

(c)                                  The Floating Rate Payer has the corporate or organizational power to execute, deliver and perform this Agreement.

(d)                                 The execution, delivery and performance of this Agreement (i) have been duly authorized by all requisite corporate or organizational action on the part of the Floating Rate Payer and (ii) will not (A) violate (1) any provision of law, (2) the constitutional documents of the Floating Rate Payer, (3) any applicable order of any court or agency of government or (4) any indenture, agreement or other instrument to which the Floating Rate Payer is a party or by which the Floating Rate Payer or any of its property or assets is bound, (B) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which the Floating Rate Payer is a party or by which the Floating Rate Payer or any of its property or assets is bound or (C) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Floating Rate Payer.

(e)                                  This Agreement has been duly executed and delivered by the Floating Rate Payer and constitutes a legal, valid and binding obligation of the Floating Rate Payer, enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency or similar laws from time to time in effect).

(f)                                    No action, consent or approval of, or registration or filing with, or any other action by any governmental agency, bureau, commission or court has been required in connection with the execution, delivery and performance by the Floating Rate Payer of this Agreement, or if so required, such registration or filing has been made, such consent or approval has been given or such other appropriate action has been taken.

6.                                       Assignment and Transfer.  Neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party and any purported assignment in violation of this Section shall be void; provided, however, that the consent to transfer shall not be unreasonably withheld.

7.                                       Other Provisions Relating to the Fixed Amount.  In no event shall the Fixed Amount (or any portion thereof) paid to the Floating Rate Payer pursuant to Section 1 hereof be refundable, provided that nothing contained herein shall be deemed to constitute a waiver by the Fixed Rate Payer of any of its rights to collect damages from, or to enforce other remedies against, the Floating Rate Payer in the event that the Floating Rate Payer fails to perform its obligations hereunder.

8.                                       Amendments and Waivers.  No amendment, modification or waiver with respect to this Agreement will be effective unless in writing and executed by each of the parties hereto.

9.                                       Notices.  All notices, requests and other communications to either party hereunder shall be in writing and shall be given to such party at its address, telex or telecopier number set forth on the signature page hereof or such other address, telex or telecopier number as such party may hereafter specify for the purpose of notice to the other party.

10.                                 Termination.  This Agreement shall terminate on the Termination Date, subject to any applicable requirement for payment as set forth in Section 2 hereof.

11.                                 Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

12.                                 Authorization Documents.  Upon the execution of this Agreement, the Fixed Rate Payer shall promptly deliver to the Floating Rate Payer, certified evidence of the authority, incumbency and specimen signature of each authorized person executing this Agreement on its behalf.

13.                                 Account Details:

Payments to the Floating Rate Payer:	LaSalle Bank National Association, ABA #0710-0050-5, A/C 2090102-9030, Attn: Derivatives Operations
Payments to the Fixed Rate Payer:
Please advise

14.                                 Relationship Between the Parties.  Each party represents to the other party that:

(a)                                  Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanation related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction.  No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(b)                                 Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of this Transaction.  It is also capable of assuming, and assumes, the risks of this Transaction.

(c)                                  Status of Parties. The other party is not acting as a fiduciary or an advisor to it in respect of this Transaction.

15.                                 Waiver of Jury Trial.   Each party irrevocably waives any and all right to trial by jury in any legal proceeding instituted in connection with this Agreement or this Transaction to the fullest extent permitted by law.  As to any matter for which a jury trial cannot be waived, each party agrees not to assert any such matter as a cross claim or counterclaim in, nor move to consolidate the same with, any legal proceeding in which a jury trial is waived.”

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Doreen Nosek	By:	/s/ Jennifer Bonifazi
	Name: Doreen Nosek		Name: Jennifer Bonifazi
	Title: Treasury Officer		Title: Assistant Vice President of Derivatives Operations

Address:	540 West Madison Avenue
Suite 2132
Chicago, IL 60661

Attention:	Treasury Documentation
Facsimile:	312-992-5847/5852
Phone:	312-992-5844

STANDARD PARKING CORPORATION

By:	/s/ G. Marc Baumann
Name: G. Marc Baumann
Title: Chief Financial Officer

Address:	900 N. Michigan Avenue
Suite 1600
Chicago, IL 60611

Attention:	G. Marc Baumann
Facsimile:	312-640-6165
Telephone:	312-274-2199